                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH
                                     UP TO
                       27,000,000 SHARES OF COMMON STOCK
                                      OF
                                  ALUMAX INC.
                                      AT
                             $50.00 NET PER SHARE
                                      BY
                             AMX ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                          ALUMINUM COMPANY OF AMERICA

     --------------------------------------------------------------------
     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 9, 1998,
               UNLESS THE OFFER IS EXTENDED.
     --------------------------------------------------------------------

 THE OFFER IS CONDITIONED UPON, AMONG  OTHER THINGS, THE WAITING PERIOD UNDER
  THE HART-SCOTT-RODINO  ANTITRUST  IMPROVEMENTS  ACT OF  1976,  AS AMENDED,
   APPLICABLE TO THE  PURCHASE OF THE  SHARES PURSUANT TO  THE OFFER HAVING
    EXPIRED OR BEEN TERMINATED. SEE "SECTION 14. CONDITIONS TO THE OFFER,"
     WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE  BOARD OF DIRECTORS OF ALUMAX  INC. (THE "COMPANY") HAS UNANIMOUSLY  (WITH
 ONE  DIRECTOR ABSENT)  APPROVED THE  MERGER AGREEMENT  AND THE  TRANSACTIONS
  CONTEMPLATED  THEREBY, DETERMINED  THAT  THE TERMS  OF THE  OFFER AND  THE
   MERGER  (EACH  AS HEREINAFTER  DEFINED) ARE  FAIR TO,  AND  IN THE  BEST
    INTERESTS  OF, THE COMPANY  AND ITS  STOCKHOLDERS AND RECOMMENDS  THAT
     STOCKHOLDERS  ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT  TO THE
      OFFER AND ADOPT THE  MERGER AGREEMENT. SEE "SECTION 10. BACKGROUND
       OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT."

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of the Company, should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent or the Dealer Manager.

                     The Dealer Manager for the Offer is:

                           CREDIT        FIRST
                           SUISSE        BOSTON

March 13, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 1. Terms of the Offer; Expiration Date..................................   3
 2. Acceptance for Payment and Payment for Shares........................   4
 3. Procedures for Accepting the Offer and Tendering Shares..............   5
 4. Withdrawal Rights....................................................   8
 5. Certain Federal Income Tax Consequences..............................   8
 6. Price Range of Shares; Dividends.....................................  10
 7. Certain Information Concerning the Company...........................  10
 8. Certain Information Concerning the Parent and the Purchaser..........  13
 9. Financing of the Offer and the Merger................................  14
10. Background of the Offer; Contacts with the Company; the Merger
    Agreement............................................................  14
11. Purpose of the Offer; Plans for the Company after the Offer and the
    Merger...............................................................  28
12. Dividends and Distributions..........................................  29
13. Effect of the Offer on the Market for the Shares; Exchange Listing;
    Exchange Act Registration............................................  29
14. Conditions to the Offer..............................................  30
15. Certain Legal Matters and Regulatory Approvals.......................  31
16. Fees and Expenses....................................................  33
17. Miscellaneous........................................................  34
Schedule I. Directors and Executive Officers of the Parent and the
 Purchaser............................................................... I-1

To the Holders of Common Stock of
Alumax Inc.:

                                 INTRODUCTION

  AMX Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Aluminum Company of America, a Pennsylvania corporation (the "Parent"), hereby offers to purchase up to 27,000,000 shares of common stock, par value $.01 per share (the "Shares"), of Alumax Inc., a Delaware corporation (the "Company"), at a price of $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering stockholders who have Shares registered in their own name and who tender such Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether there are any fees applicable to a tender of Shares. The Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY (WITH ONE DIRECTOR ABSENT) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

  For a discussion of the Board's recommendation, see "Item 4. The Solicitation or Recommendation" set forth in the Company's
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders with this Offer to Purchase.

  BT Wolfensohn ("BT Wolfensohn") has delivered to the Board its written opinion that, as of March 8, 1998, and based upon and subject to the matters set forth therein the consideration to be received pursuant to the Merger Agreement by the stockholders of the Company in the Offer and the Merger, taken together, is fair from a financial point of view to such stockholders. A copy of the opinion of BT Wolfensohn is contained in the Schedule 14D-9.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "SECTION 14. CONDITIONS TO THE OFFER."

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 8, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, following the purchase of Shares pursuant to the Offer, the Company will be merged with and into the Purchaser (the "Merger"), which will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Parent, the Purchaser, the Company or any of their respective subsidiaries and Dissenting Shares (as defined in the Merger Agreement)) will be converted into, and become exchangeable for, the right to receive: (i) 0.6975 (the "Exchange Ratio") of a share of common stock, par value $1.00 per share, of the Parent ("Parent Common Stock"), if the Purchaser purchases at least 27,000,000 Shares or such other number of Shares which equals the 50% Share Number (as hereinafter defined); or (ii) a combination of cash and a fraction of a share of Parent Common Stock, if the Purchaser purchases fewer Shares than the 50% Share Number. The "50% Share Number" equals that number of Shares which represents an absolute majority of the excess of (x) the number of issued and outstanding Shares on a fully diluted basis on the Expiration Date (as hereinafter defined), minus (y) the total number of Shares issuable upon the exercise of all outstanding employee/director stock options. The per Share consideration determined pursuant to clause (i) or clause (ii) above is referred to herein as the "Merger Consideration."

  On the Expiration Date, if the Purchaser purchases all Shares validly tendered and such number of Shares is less than 27,000,000, then in the Merger each Share will be converted into the right to receive a prorated amount of the cash remaining available from the Offer (the "Merger Cash Prorate Amount") and a fraction of a share of Parent Common Stock (the "Adjusted Exchange Ratio"), each determined as follows. The Merger Cash Prorate Amount will equal the U.S. dollar amount (rounded up to the nearest cent) determined by dividing
(1) the product of the per Share amount paid by the Purchaser pursuant to the Offer times the excess of the 50% Share Number over the number of Shares purchased by the Purchaser in the Offer by (2) the total number of Shares outstanding immediately prior to the Effective Time of the Merger minus the number of Shares owned by the Parent and its subsidiaries immediately prior to the Effective Time (the "Final Outstanding Number"). The Adjusted Exchange Ratio will be determined by dividing (3) the product of the 50% Share Number times .6975 by (4) the Final Outstanding Number. For example, if 26,000,000 Shares were purchased by the Purchaser in the Offer and at the Effective Time the 50% Share Number were 27,000,000 and the Final Outstanding Number were 28,000,000, then in the Merger each Share (other than those owned by the Parent or its subsidiaries and Dissenting Shares) would be converted into the right to receive $1.79 in cash and .6726 of a share of Parent Common Stock.

  Pursuant to the Merger Agreement, the Company has advised the Parent that as of March 8, 1998, 53,458,062 Shares were issued and outstanding, 4,436,350 Shares were issuable upon the exercise of stock options (2,275,355 of which are currently exercisable), 441,111 Shares were subject to other stock-based awards and deferred awards, and 190,564 Shares may be issued upon the occurrence of certain future events, including a change of control. The 27,000,000 Shares to which the Offer relates represent approximately 50% of the issued and outstanding Shares of the Company.

  Because the market price of the shares of Parent Common Stock will fluctuate and the Exchange Ratio will not be adjusted as a result of such price fluctuation, the value of the Merger Consideration at the Effective Time may be greater or less than the $50.00 per Share in cash payable pursuant to the Offer. Based on the closing price of the Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") on March 12, 1998, the value of the fraction of a share of Parent Common Stock which would have been received in the Merger had it occurred on such date for each Share pursuant to the Exchange Ratio would have been $49.78 (assuming 27,000,000 Shares were purchased in the Offer).

  The Merger Agreement provides that, promptly upon the purchase of Shares by the Purchaser pursuant to the Offer, the Parent will be entitled to designate that number of directors, rounded up to the next whole number, which equals the product obtained by multiplying the total number of directors on the Company's Board (giving effect to the directors designated pursuant to such provision of the Merger Agreement) by the percentage that the number of Shares accepted for payment pursuant to the Offer bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to increase the size of the Board or exercise its best efforts to secure the resignations of incumbent directors or both as is necessary to enable the Parent's designees to be so elected.

  The consummation of the Merger is subject to the satisfaction of certain conditions, including the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of a majority of the outstanding Shares (the "Company Stockholder Approval"). The Company has agreed to convene a special meeting of its stockholders (the "Company Special Meeting") as promptly as practicable for such purpose. If the Company Special Meeting is held subsequent to the consummation of the Offer and if the

Purchaser has acquired (pursuant to the Offer or otherwise) a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. If the Company Special Meeting is held prior to the Expiration Date and the stockholders of the Company fail to approve and adopt the Merger and the Merger Agreement as required under the applicable provisions of the Delaware General Corporation Law (the "DGCL"), either the Parent or the Company may terminate the Merger Agreement, in which event the Offer will be terminated.

  Pursuant to the Merger Agreement, the Company has redeemed the preferred stock purchase rights outstanding pursuant to the Rights Agreement, dated February 22, 1996 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C., as rights agent. Payment of the $.01 per right redemption price will be made to stockholders of record as of March 18, 1998.

  The Merger Agreement is more fully described in "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for up to 27,000,000 Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn as permitted by "Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on April 9, 1998, unless and until the Purchaser, in its sole discretion (but subject to the limitations set forth below), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. If more than 27,000,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will accept for payment (and thereby purchase) 27,000,000 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered on or prior to the Expiration Date and not withdrawn by each tendering stockholder. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under "Section 3. Procedures for Accepting the Offer and Tendering Shares"), the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known.

  Pursuant to the Merger Agreement, the Purchaser is obligated to purchase up to 27,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such other number of Shares as equals the 50% Share Number). In the event that on the Expiration Date 27,000,000 Shares is less than the 50% Share Number by more than 2% of the then outstanding Shares and the Offer is scheduled to expire at any time earlier than the tenth business day following the date the Purchaser's notice of acceptance for payment of Shares pursuant to the Offer is first published, sent or given, the Offer will be extended until the expiration of such ten business day period.

  Pursuant to the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer if, at the Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer. So long as the Merger Agreement is in effect and the applicable waiting period under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated, the Purchaser has agreed to extend the Offer from time to time for a period or successive periods, each not to exceed ten business days after the previously scheduled Expiration Date. See "Section 15. Certain Legal Matters and Regulatory Approvals--Antitrust." During any such extension, Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering stockholder to withdraw such Shares.

  Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(i) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer" immediately prior to the Expiration Date, and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, except that without the consent of the Company, the Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the number of Shares to be purchased in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) modify any of the conditions to the Offer set forth in "Section 14. Conditions to the Offer" in a manner adverse to the holders of Shares, or (v) extend the Offer except as described above.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

  The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, up to 27,000,000 Shares validly tendered prior to the Expiration Date (subject to any pro rata adjustment in accordance with the terms of the Offer in the event more than 27,000,000 Shares are validly tendered in the Offer) and not properly withdrawn. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to the Purchaser (subject to any pro rata adjustment in accordance with the terms of the Offer in the event more than 27,000,000 Shares are validly tendered in the Offer) and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Accepting the Offer and Tendering Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which securities are traded on the NYSE.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed or, in the case of a book-entry transfer, an Agent's Message, with any required signature guarantees, and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the terms of the Merger Agreement, to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the Expiration Date). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. IN ORDER TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN

INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. IF A STOCKHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON THE STOCKHOLDER AND PAYMENT OF CASH TO THE STOCKHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING. ALL STOCKHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE DEPOSITARY). NON-CORPORATE FOREIGN STOCKHOLDERS SHOULD COMPLETE AND SIGN A FORM W-8, CERTIFICATE OF FOREIGN STATUS (A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY), IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights."

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

  5. Certain Federal Income Tax Consequences. The summary of U.S. federal income tax consequences set forth below is for general information only and is based on the Purchaser's understanding of the law as currently in effect. It is assumed for purposes of this discussion that the Shares are held and will continue to be held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM

TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  Tax Consequences of the Offer and the Merger Generally. The Offer and the Merger are intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. If they are so treated, for U.S. federal income tax purposes (i) no gain or loss will be recognized by the Parent, the Purchaser or the Company pursuant to the Offer or the Merger, (ii) a stockholder of the Company who exchanges all of such stockholder's Shares solely for cash in the Offer (or upon the exercise of appraisal rights in connection with the Merger) will recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis in the Shares surrendered, (iii) a stockholder of the Company who does not exchange any Shares pursuant to the Offer and who receives solely Parent Common Stock in exchange for Shares in the Merger will not recognize any gain or loss, and (iv) a stockholder of the Company who receives a combination of cash and Parent Common Stock in the Offer and the Merger or in the Merger only will not recognize loss but will recognize gain, if any, on the Shares so exchanged to the extent of any cash received. It is a condition to the respective obligations of each of the Company and the Purchaser that such party receive an opinion from its tax counsel to the effect that the Merger qualifies as a reorganization.

  Exchange of Shares Solely for Cash. In general, a stockholder of the Company who exchanges all of such stockholder's Shares for cash in the Offer (or upon the exercise of appraisal rights in connection with the Merger) will recognize capital gain or loss equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the stockholder has held such Shares for more than one year.

  Exchange of Shares Solely for Parent Common Stock. A stockholder of the Company who does not exchange any Shares pursuant to the Offer and who receives solely Parent Common Stock in exchange for Shares in the Merger will not recognize any gain or loss upon such exchange. Such stockholder may recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Common Stock, as discussed below. The aggregate adjusted tax basis of the Shares of Parent Common Stock received in such exchange will be equal to the aggregate adjusted tax basis of the Shares surrendered therefor, and the holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

  Exchange of Shares for Parent Common Stock and Cash. A stockholder of the Company who receives a combination of cash and shares of Parent Common Stock in the Offer and the Merger or in the Merger only will not recognize loss but will recognize gain, if any, on the Shares so exchanged to the extent of any cash received. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of such stockholder's ratable share of the Company's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the stockholder has held such Shares for more than one year.

  The aggregate adjusted tax basis of the shares of Parent Common Stock received in such exchanges will be equal to the aggregate tax basis of the Shares surrendered therefor, decreased by the cash received and increased by the amount of gain recognized, if any. The holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

  Cash Received in Lieu of a Fractional Interest of Parent Common Stock. Cash received in lieu of a fractional share of Parent Common Stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Shares allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such Shares was greater than one year.

  The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to the sale of property held for more than eighteen months, and a maximum rate of 28% on net capital gain attributable to the sale of property held for more than one year but not more than eighteen months. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers.

  A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Parent and the Purchaser or an exemption applies. "Section 3. Procedures for Accepting the Offer and Tendering Shares."

  6. Price Range of Shares; Dividends. The Shares are listed and principally traded on the NYSE under the symbol AMX. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE. The Company has not paid cash dividends on Shares in the past and has publicly disclosed that it does not anticipate doing so in the foreseeable future. In addition, the Merger Agreement prohibits the payment of dividends by the Company. See "Section 12. Dividends and Distributions."

                                                               HIGH    LOW
                                                               ----    ----
   1996:
     First Quarter............................................  $40    $26 5/8
     Second Quarter...........................................  36 1/2  29 1/8
     Third Quarter............................................   34      29
     Fourth Quarter...........................................  34 1/8  30 5/8
   1997:
     First Quarter............................................ $40 3/8 $33 7/8
     Second Quarter...........................................  39 1/8  34 1/4
     Third Quarter............................................  45 1/4  37 3/8
     Fourth Quarter...........................................  42 1/4  30 1/2
   1998:
     First Quarter (through March 12, 1998)................... $47 3/4 $31 3/16

  On March 6, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $36 11/16. On March 12, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $45 9/16.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

  General. The Company is a Delaware corporation with its principal executive offices located at 3424 Peachtree Road, N.E., Suite 2100, Atlanta, Georgia 30326. The Company is an integrated producer of aluminum products, operating in a single segment: aluminum processing. Using alumina purchased primarily from an affiliate of the Parent, the Company produces primary aluminum employing an electrolytic process at five reduction plants in the United States and Canada. Primary products are sold externally or further processed by the Company into a broad range of semi-fabricated and fabricated products. The Company's products are sold to a wide variety of markets, including transportation, distributors, building and construction, consumer durables, and packaging. The Company operates over 70 plants and other manufacturing and distribution facilities in 22 states, Canada, Western Europe, Mexico, Australia, the People's Republic of China and Poland.

  Relationship with the Company. The Company does not mine bauxite or refine alumina. Alcoa of Australia Limited, a subsidiary of the Parent, has been the Company's principal supplier of alumina for over 20 years and currently provides substantially all of the alumina for the Company's reduction operations under a long-term contract which, with renewal options, expires in increments between 2007 and 2018. Pricing under the contract is determined in part on a cost basis and in part on a market basis, providing the Company with protection against spot market price extremes during periods of tight supply. In fiscal years 1997, 1996 and 1995, the Company made aggregate payments under such contract of $257.7 million, $255.4 million and $182.1 million, respectively.

  Selected Consolidated Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company Form 10-K"). More comprehensive financial information is included in the Company Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth under "Company Available Information" below.

                                  ALUMAX INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
OPERATING RESULTS
  Net sales....................................... $2,930.9  $3,159.3  $2,926.1
                                                   ========  ========  ========
  Earnings (loss) from operations................. $  293.0  $  231.9  $  305.8
  Gain on sales of assets.........................              242.9     128.8
  Interest expense, net...........................    (57.8)    (62.8)    (65.4)
  Other income, net...............................      2.0      10.6       7.3
  Income tax (provision) benefit..................   (203.5)   (172.6)   (139.1)
  Cumulative effect of accounting changes.........
                                                   --------  --------  --------
  Net earnings (loss)............................. $   33.7  $  250.0  $  237.4
                                                   ========  ========  ========
  Earnings (loss) applicable to common shares..... $   33.7  $  240.7  $  228.1
                                                   ========  ========  ========
EARNINGS (LOSS) PER COMMON SHARE
  Basic........................................... $   0.62  $   5.26  $   5.11
  Diluted......................................... $   0.60  $   4.53  $   4.34
FINANCIAL POSITION
  Working capital................................. $  754.3  $  660.6  $  767.9
  Property, plant and equipment, net..............  2,026.9   2,027.4   1,611.9
  Total assets....................................  3,453.0   3,298.7   3,135.0
  Long-term debt..................................    955.6     672.0     708.9
  Total debt......................................  1,002.0     710.4     845.9
  Stockholders' equity............................ $1,621.7  $1,640.8  $1,399.3
OTHER DATA
  Total debt to invested capital..................     38.2%     30.2%     37.7%
  Return on sales.................................      1.1%      7.9%      8.1%
  Return on average stockholders' equity..........      2.1%     16.4%     18.5%
  Return on average invested capital..............      3.0%     13.5%     14.1%
  Book value per Share............................ $  30.37  $  30.00  $  25.73

  Company Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

  8. Certain Information Concerning the Parent and the Purchaser.

  General. The Parent is a corporation organized under the laws of Pennsylvania. The principal offices of the Parent and the Purchaser are located at 425 Sixth Avenue, Pittsburgh, Pennsylvania 15219. The Parent is the world's largest aluminum company and the world's largest alumina producer, with over 180 operating locations in 28 countries.

  The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The Purchaser is a wholly owned subsidiary of the Parent. Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Directors and Officers. The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, (i) none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither the Purchaser nor the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contracts, negotiations or transactions between any of the Purchaser, the Parent, or any of their respective subsidiaries or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Financial Information. Set forth below are certain selected financial data relating to the Parent and its subsidiaries for the Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent Form 10-K"). More comprehensive financial information is included in the Parent Form 10-K and other documents filed by the Parent with the Commission, and the following financial information is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth under "Parent Available Information" below.

                          ALUMINUM COMPANY OF AMERICA

                     SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
INCOME STATEMENT DATA
 Sales and operating revenues............  $13,319.2    $13,061.0    $12,499.7
 Net income(a)...........................      805.1        514.9        790.5
 Basic earnings per common share.........       4.66         2.94         4.43
 Diluted earnings per common share.......       4.62         2.91         4.39
 Cash dividends per common share.........       .975         1.33          .90
                                             AS OF        AS OF        AS OF
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
BALANCE SHEET DATA
 Total assets............................  $13,070.6    $13,499.9    $13,643.4
 Long-term debt..........................    1,457.2      1,689.8      1,215.5
 Stockholders' equity....................    4,419.4      4,462.4      4,444.7

--------
(a) Includes a net after-tax gain of $43.9 or $0.25 per basic share in 1997; and net charges of $122.3 or $0.70 per basic share in 1996; and $10.1 or $0.06 per basic share in 1995.

  Parent Available Information. The Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

  9. Financing of the Offer and the Merger. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.4 billion. The Purchaser will obtain all of such funds from the Parent. The Parent presently intends to utilize available cash and the proceeds from the public sale of debt securities pursuant to its effective shelf registration statement and the private placement of hybrid equity securities. The Parent expects the debt securities to bear interest at prevailing market rates for such instruments at the time of issuance and to have maturities of up to 30 years.

  10. Background of the Offer; Contacts with the Company; the Merger
Agreement.

  In February 1996, Mr. Paul H. O'Neill, Chairman and Chief Executive Officer of the Parent, called Mr. Allen Born, Chairman and Chief Executive Officer of the Company, to offer the Parent's support and assistance in light of the publicly announced unsolicited acquisition proposal made by Kaiser Aluminum Corporation. Mr. Born told Mr. O'Neill that he appreciated the Parent's support and would let the Parent know if assistance was necessary or appropriate.

  During September 1996, Mr. O'Neill and Mr. Born had discussions concerning the acquisition of the Company by the Parent. On October 6, 1996, Mr. O'Neill proposed a merger transaction in which the Company's stockholders would receive .66 of a share of Parent Common Stock which at that time represented a per Share value of $39.88. Mr. Born informed Mr. O'Neill that the Company would not consider the Parent's proposal.

  On December 9, 1996, Mr. O'Neill sent the following letter to Mr. Born:

                                          December 9, 1996

  Mr. Allen Born
  Chairman and C.E.O.
  Alumax Inc.
  5655 Peachtree Parkway
  Norcross, GA 30092-2812

  Dear Al:

    I am writing to you in an effort to rekindle our discussions of a possible combination of Alumax and Alcoa. As you know, I believe that this combination is so attractive that we should exhaust every possibility to see whether it can be accomplished. As I have reflected on our prior discussions, I believe market movements over the last thirty days make a share-for-share combination even more compelling today than it was last month. For these reasons, I would like once again to outline our proposed transaction and its rationale for what I hope will be favorable consideration by you and your Board of Directors.

    As we have discussed and, I believe agreed upon, the market has established a trading range for the shares of our two companies at about .53 Alumax share to 1 Alcoa share. We believe this ratio furnishes a logical basis upon which to develop an appropriate exchange ratio for the combination of the two companies. In light of this historical ratio, our Board of Directors authorized me to pursue a combination through a share exchange in which each Alumax share would be exchanged for .66 of an Alcoa share. Based on the closing prices of Alumax and Alcoa shares last Friday, this represented $41.50 of market value for each Alumax share, or a premium of 32%. In addition, the exchange ratio of .66 represents a 26% premium to the historical ratio of .53.

    I would like to point out two special features of the proposed combination. First, your shareholders will receive Alcoa shares tax free and will be able to defer recognizing gain on their Alumax investment until they wish to sell the Alcoa shares they receive. Second, since they will receive Alcoa common stock, your shareholders will have the opportunity to participate in the upside potential of our combined companies. Given the substantial overlap of our very large institutional shareholders, I am confident that they will enthusiastically support our combination on the basis we are proposing.

    I also want to emphasize the importance of maintaining stability among employees during a transitional period. It would be our desire to have your employees harmoniously integrated into the Alcoa family. We have significant experience and have achieved excellent success integrating acquired companies into our group, and we have done so on a basis which new employees have found to be an attractive and secure opportunity. We would expect to do the same for Alumax employees.

    We hope that you and your Board of Directors will view this proposal as the Alcoa Board of Directors and I do--a unique opportunity for Alumax shareholders to realize full value for their shares while maintaining an enhanced investment in a stronger combined company with superior growth potential. Please let me know if there is anything I can do to help you with your deliberations.

                                          Sincerely,

                                          /s/
                                          Paul H. O'Neill

  cc: Members of the Board of Directors

  Following receipt of the letter, the Board of Directors of the Company met and determined that the proposal outlined in Mr. O'Neill's December 9, 1996 letter was inadequate. Thereafter, Mr. Born sent the following letter to the
Parent:

                                          PERSONAL AND CONFIDENTIAL

                                          December 16, 1996

  Mr. Paul H. O'Neill
  Chairman of the Board and
  Chief Executive Officer
  Aluminum Company of America
  425 Sixth Avenue
  Alcoa Building
  Pittsburgh, Pennsylvania 15219-1850

  Dear Paul:

    The Alumax Board of Directors has unanimously determined that it is not in the best interests of Alumax or our shareholders to pursue a business combination at this time and that the financial terms suggested by your proposal are wholly inadequate. None of the Alumax directors is willing to permit Alumax to be sold for an inadequate price at an inopportune time. The Board has full confidence that our strategic plan will result in significant value to our shareholders and believes that the current aluminum price has resulted in an undervaluation of Alumax relative to other aluminum companies.

    I trust that with this communication we can continue as before to be friends and vigorous competitors.

                                          Very truly yours,

                                          /s/
                                          Allen Born

  cc: Members of the Alumax Board of Directors

  In early January 1998, in a telephone conversation with Mr. Born, Mr. O'Neill briefly mentioned their prior discussions, reaffirmed the Parent's interest in a business combination with the Company and suggested they meet to discuss the Parent's interest. Mr. Born told Mr. O'Neill that the Company's position with respect to those discussions had not changed since December 1996. Nonetheless, on January 14, 1998, Mr. Born and Mr. O'Neill met, and Mr. O'Neill discussed with Mr. Born the possibility of merging their two companies in a transaction in which the Company's stockholders would receive .66 of a share of Parent Common Stock. At that time, .66 of a share of Parent Common Stock represented a per Share value of $43.68. Mr. Born and Mr. O'Neill could not reach agreement at that value.

  On Thursday, January 29, 1998, Mr. O'Neill telephoned Mr. Born and proposed an acquisition transaction in which the Company's stockholders would receive
 .66 of a share of Parent Common Stock for each outstanding Share. Mr. O'Neill suggested that the two companies and their advisors proceed with the mechanical steps required to complete a transaction. Mr. Born requested that Mr. O'Neill memorialize the Parent's proposal in a letter which he could share with his Board of Directors. Later that day, Mr. Born called Mr. O'Neill and requested that the Parent's .66 share exchange proposal include collar protection for the Company's stockholders. The following day, Mr. O'Neill called Mr. Born to discuss Mr. Born's request and suggested that the simplest method for dealing with Mr. Born's concern was to offer the Company's stockholders $50 per Share in cash. Mr. Born arranged to receive the letter containing the $50 cash proposal by facsimile transmission at his home early Sunday morning.

  On February 1, 1998, the following letter was faxed to Mr. Born:

                                          February 1, 1998

  Mr. Allen Born
  Chairman and CEO
  Alumax Inc.
  3424 Peachtree, NE
  Suite 2100
  Atlanta, GA 30326
  Via Fax: x-xxx/xxx-xxxx

  Dear Al:

    As you requested, I am writing to summarize the economic terms of our proposal for a business combination of Alcoa and Alumax, which we have discussed recently. I understand this will afford you a definitive basis for seeking authorization from your Board of Directors to proceed. In the meantime, let me thank you very much for taking the time and trouble to meet with me on this subject two weeks ago and again to return my telephone call Thursday afternoon in the midst of your travels.

    As I told you Thursday, I believe the conditions you outlined in our meeting on January 14 for pursuing a transaction have now been satisfied and we should proceed to sign and announce an agreement as quickly as is possible. Accordingly, Alcoa is prepared to begin documenting and implementing an acquisition of Alumax by Alcoa in which the stockholders of Alumax would receive $50 in cash for each of their shares. This purchase price represents a premium of more than 43% over Friday's closing price for Alumax common shares. Promptly following signature and announcement of the agreement Alcoa would commence a tender offer for all outstanding common shares of Alumax. The tender offer would be subject to customary conditions, including applicable regulatory approvals and receipt of tenders of at least a majority of the outstanding shares on a fully diluted basis.

    As I mentioned in our conversation Friday morning, we are prepared to dispatch our transaction team (including outside advisors) to New York promptly in order to accommodate Board meetings as early as Tuesday and an announcement before the opening of the market on Wednesday. We expect that the acquisition agreement would be customary for a transaction of this type and magnitude. We would expect that the agreement would contain appropriate and customary fiduciary termination and transaction "break-up" arrangements. Overall, we see no obstacle to reaching agreement on the form of the agreement promptly, which is, of course, a prerequisite for moving ahead with the proposed transaction.

    Maintaining stability among Alumax employees during the transitional period is a very high priority for us. To that end, we would in general expect to provide programs, plans and benefits which in the aggregate should be comparable to what Alumax employees enjoy as a group. We would hope to engender a spirit of enthusiastic anticipation among your employees for an attractive and secure opportunity with Alcoa.

    I am confident your Board of Directors will view this proposal as Alcoa's Board of Directors and I do--a unique opportunity for Alumax stockholders to realize a substantial premium for their shares. As I indicated to you on Friday, I would be happy to discuss or clarify any aspect of this letter over the weekend, and I will plan to call you at 10 AM (EST) on Sunday morning February 1. I understand you can be reached at x-xxx/xxx-xxxx. I look forward to talking to you.

                                          Sincerely,

                                          /s/
                                          Paul H. O'Neill

  At a meeting attended by each of the Company's directors on February 4, 1998 prior to the regularly scheduled Board meeting to be held the following day, Mr. Born reviewed the proposal set forth in Mr. O'Neill's letter of February 1, 1998. After presentations from the Company's legal and financial advisors, the directors discussed various financial, commercial and regulatory aspects of the proposal among themselves and concluded that Mr. Born should advise Mr. O'Neill that the Company was not interested in entertaining the Parent's proposal at the specified price but would be willing to consider a higher offer. This conclusion was affirmed at the meeting of the Board held on February 5, 1998, following further discussion and consultation with representatives of the Company's financial advisor. Later that day, Mr. Born telephoned Mr. O'Neill and informed him that the Company's Board of Directors declined to pursue the Parent's proposal but would be prepared to discuss a business combination at a higher price. In addition, Mr. Born offered to provide the Parent with non-public evaluation material concerning the Company if the Parent would sign a confidentiality agreement.

  The following week Mr. Born telephoned Mr. O'Neill to determine whether the Parent would be willing to enter into the confidentiality agreement and commence an evaluation of the Company. In the meantime, Mr. O'Neill spoke by telephone with two directors of the Company and expressed the Parent's very strong interest in pursuing a transaction with the Company and indicated that, if it would assist the Company's Board with consideration of the Parent's proposal, the Parent was prepared to permit the Company to shop the Parent's proposal and to enter into a transaction with another acquiror at a price higher than the price being offered by the Parent. Mr. O'Neill was informed by one of the directors that offering Parent Common Stock as consideration might be viewed as a more attractive alternative by the Company's Board of Directors than the Parent's cash proposal.

  On Thursday, February 19, 1998, Mr. O'Neill and Mr. Richard B. Kelson, Executive Vice President and Chief Financial Officer of the Parent, met with Messrs. Born, Harold Brown and Paul W. MacAvoy, two of the Company's directors, and Thomas G. Johnston, President and Chief Operating Officer of the Company, to discuss generally the Parent's proposal. They discussed the merits of a business combination, the value of such a combination to the Parent and the appropriate level of consideration for such a transaction. The Parent's representatives emphasized their view that at $50 per Share the transaction was fully priced and that the Parent remained prepared to permit the Company to shop the Company and to seek a transaction at a price higher than $50 per Share. The Parent's representatives also indicated that the Parent was prepared to offer half cash and half Parent Common Stock as the consideration for the transaction. The Company's representatives informed the Parent's representatives that they would reply to the proposal after consulting with all of the Company's directors the next week.

  On Wednesday, February 25, 1998, Mr. Born telephoned Mr. O'Neill to inform him that the Board had rejected the Parent's proposal. That same day he also sent the following letter to Mr. O'Neill:

                                          February 25, 1998

  Mr. Paul O'Neill
  Chairman and CEO
  Aluminum Company of America
  ALCOA Building
  425 Sixth Avenue
  Pittsburgh, PA 15219-1850

  Dear Paul:

    As I have previously advised you, I have again reviewed with our Board your unsolicited offer of $50 a share in cash or ALCOA stock for each share of Alumax stock. We believe this offer is inadequate and unacceptable.

    Having said that, I reiterate to you our willingness to discuss a transaction between our companies at a price significantly higher than you proposed.

                                          Sincerely,

                                          /s/
                                          Allen Born
                                          Chairman and Chief Executive Officer

  On Monday, March 2, 1998, Mr. O'Neill spoke by telephone in separate conversations with two members of the Company's Board and discussed the Company's rejection of the Parent's proposal. Mr. O'Neill reiterated his strong belief in the timeliness of a combination, the desirability of the proposed transaction from the Company's stockholders' point of view and, in particular, the desirability of offering those stockholders the chance to exchange a part of their investment into Parent Common Stock. The directors indicated that they believed the Parent's proposal should be discussed at the meeting of the directors on Wednesday evening and the regularly scheduled Board meeting on Thursday of that week and that a brief explanation of the desirability of the transaction and the opportunity to invest in the Parent Common Stock might be helpful.

   In response to the directors' comments described above, on Wednesday, March 4, 1998, the Parent provided the following list of "talking points" to one of the directors for use at the Board meeting:

    . Merger of Alumax with Alcoa

      . Approximately 1/2 the outstanding Alumax shares exchanged for $50 worth of Alcoa stock

      .  Remaining shares exchanged for $50 in cash

    . Merger Agreement provides floor against which to seek superior economics elsewhere

      .  No limit on post-signature shopping of Alumax

      .  The Agreement may be terminated with "fiduciary out"

      . No requirement for breakup fee if company sold elsewhere for more money

    .  Attractive premium

      .  $50--35.6% over yesterday's closing price

      . Share portion--Exchange at 39.9% premium to historical trading ratio for last 12 months

    .  Historical trading ratios--Alumax/Alcoa

      .  3 years--.55

      .  2 years--.51

      .  1 year--.49

      .  6 months--.48

    .  Alcoa's higher, more consistent margins (EBIT/Revenues)

                                         Alcoa Alumax
             1997....................... 12.2%  10.0%
             1996....................... 10.8%   7.3%
             1995....................... 12.7%  10.5%

    .  Annual dividend

      . Alcoa current dividend $1.00 plus 30% of net income over $3 per share--$1.50 per share in 1998

      .  Alumax currently pays no dividend

    .  Alcoa's premium price-to-earnings trading multiple

      .  13.1 times vs. 11.7 times estimated 1998 net income

      .  9.8 times vs. 8.3 times estimated 1999 net income

    .  Alcoa's greater trading liquidity

      . Approximately 6.6 times the average daily dollar volume of Alumax

    .  Alcoa's superior balance sheet strength

      .  Alumax--NR/BBB

      .  Alcoa--A1/A+

  During the meeting of directors on the evening of March 4, the Company's directors concluded that Mr. Born and certain other representatives of the Company should meet with Mr. O'Neill to discuss and obtain clarification of the Parent's proposal. Mr. O'Neill was called that evening and a meeting was scheduled for the following afternoon. Mr. O'Neill was asked to be prepared to present the Parent's proposal in writing at the meeting. At its regularly scheduled Board meeting on March 5, the Company's Board again considered the factors discussed the prior evening. After lengthy discussion, the Board formally authorized management to pursue the proposal. That afternoon Messrs. O'Neill, Alain J. P. Belda, President and Chief Operating Officer of the Parent, and Kelson met with Messrs. Born, Johnston and Brown and presented the following letter to them:

                                          March 5, 1998

  The Board of Directors
  Alumax Inc.
  3424 Peachtree Road, NE
  Atlanta, GA 30326

  Lady and Gentlemen:

    This letter is to formalize the discussions we have been having concerning a transaction between Alumax and Alcoa as requested. Alcoa is prepared to proceed immediately with a merger transaction in which approximately one-half the total number of outstanding Alumax shares would be exchanged for $50 worth of Alcoa stock and the remaining shares would be exchanged for $50 in cash. The merger agreement would contain no limitation on your ability to shop the company and would permit termination on fiduciary grounds with no requirement to pay a break-up fee if you were able to sell the company to someone else for more money. We would expect to structure the transaction in two steps, commencing with a cash tender offer and finishing with a merger in which the remaining shares are converted into Alcoa stock. We assume you would like to negotiate a reasonable collar and market test period for the stock portion of the consideration, and we are prepared to do that with you. The agreement would provide for a cash out of all options. The transaction will be subject only to usual and customary conditions.

    In our discussions with your Chairman and certain other of your members we have discussed a variety of considerations for Alumax stockholders which would lead them to conclude that our proposal is one they should accept, and, in particular, that the opportunity to convert a portion of their investment in Alumax into an investment in a combined Alcoa and Alumax is especially attractive. We hope you will give special weight and attention to the following factors which strongly favor an investment in Alcoa compared with an investment in Alumax alone:

    .  Attractive premium

      .  $50--37.2% over yesterday's closing price

      . Share portion--Exchange at 42.4% premium to one-year historical trading ratio

    . Historical trading ratios--Alumax/Alcoa

      .  3 years--.55

      .  2 years--.51

      .  1 year--.49

      .  6 months--.48

    .  Alcoa's higher, more consistent margins (EBIT/Revenues)

                                         Alcoa Alumax
             1997....................... 12.2%  10.0%
             1996....................... 10.8%   7.3%
             1995....................... 12.7%  10.5%

    . Annual dividend

      . Alcoa current dividend $1.00 plus 30% of net income over $3 per share--$1.50 per share in 1998

      .  Alumax currently pays no dividend

    .  Alcoa's premium price-to-earnings trading multiple

      .  12.8 times vs. 11.6 times estimated 1998 net income

      .  9.6 times vs. 8.2 times estimated 1999 net income

    .  Alcoa's greater trading liquidity

      .  Approximately 6.6 times the average daily dollar volume of Alumax

    .  Alcoa's superior balance sheet strength

      .  Alumax--NR/BBB

      .  Alcoa--A1/A+

    Our transaction team is present and available in New York to take steps necessary to permit a press release on Sunday and an announcement before the opening on Monday.

                                          Sincerely,

                                          /s/
                                          Paul H. O'Neill

  BY HAND DELIVERY

  In the course of the discussions of the proposal set forth in the March 5 letter, the Company's representatives requested that there be a fixed exchange ratio for the stock portion of the consideration based on the prior day's closing market price of the Parent Common Stock so that the value of this portion of the consideration payable in the transaction would fluctuate with future changes in the market price of the Parent Common Stock. In the course of the negotiations the Parent representatives agreed to a fixed exchange ratio at .6975. The parties also agreed in principle that subject to Board approvals and to negotiation and execution of a satisfactory form of merger agreement they were prepared to proceed with a transaction. Thursday evening, the Parent's representatives delivered a draft merger agreement to the Company's representatives. On Friday, March 6, the Company requested a new letter revising certain provisions in the letter delivered on Thursday, including changes to reflect the Exchange Ratio and to provide that all Company stock options would be "rolled over" into options to acquire Parent Common Stock--which the Parent delivered that afternoon.

  On Friday, March 6, the Parent's Board of Directors met and authorized management to negotiate the final documentation for the transactions contemplated by the Merger Agreement. That same day the Company's Board convened for an informational meeting and the directors agreed that the Company should proceed to negotiate a definitive agreement incorporating the proposal set forth in the Parent's March 6th letter. Negotiation of the definitive acquisition agreement continued throughout Friday, Saturday and Sunday.

  On Saturday, March 7, the Company's Board met and approved in principle the transaction outlined in the revised letter delivered by the Parent on March 6, subject to the completion of the negotiation of an acceptable definitive acquisition agreement.

  On Sunday, March 8, the Company's Board of Directors met and approved the transactions contemplated by the Merger Agreement. The Merger Agreement was thereafter executed and delivered on March 8, 1998.

THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser and the Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer as provided in this Offer to Purchase.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL, the Company shall merge with and into the Purchaser and the separate corporate existence of the Company will thereupon cease, and the Purchaser will be the Surviving Corporation in the Merger. Upon consummation of the Merger, each Share that is owned by the Parent, the Purchaser, any of their respective subsidiaries, the Company or any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each issued and outstanding Share, other than Excluded Shares (as hereinafter defined) and Dissenting Shares, shall be converted into, and become exchangeable for the right to receive: (A) 0.6975 of a share of Parent Common Stock if the Purchaser purchased no fewer than the 50% Share Number of Shares in the Offer; or (B) that fraction of a share of Parent Common Stock equal to the Adjusted Exchange Ratio plus an amount in cash equal to the Merger Cash Prorate Amount, if the Purchaser purchased fewer than the 50% Number of Shares in the Offer. The term "Excluded Shares" means that number of Shares owned by the Parent and its subsidiaries immediately prior to the Effective Time (excluding Shares held by the Company and its subsidiaries). The Merger Agreement provides that if, prior to the Effective Time, the Parent effects a change in the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable therefor, the Merger Consideration will be equitably adjusted.

  Charter Documents; Initial Directors and Officers. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation will be amended in its entirety to read as follows: "FIRST: The name of the corporation is Alumax Inc." The Merger Agreement also provides that, at the Effective Time the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. Pursuant to the Merger Agreement, the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation, and the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

  Stockholders' Meeting. The Merger Agreement provides that as promptly as practicable following the date of the Merger Agreement, the Company, acting through its Board of Directors, will, in accordance with applicable law duly call, give notice of, convene and hold the Company Special Meeting for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement.

  Filings. The Merger Agreement provides that the Company will, as promptly as practicable following the date of the Merger Agreement, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and will cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date after the Registration Statement (as hereinafter defined) is declared effective by the Commission. In addition, the Merger Agreement obligates the Company to use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. The Company has agreed that unless the Merger Agreement has been terminated in accordance with its terms it will include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; provided, however, that if the Board of Directors of the Company, based on the advice of outside legal counsel, determines in good faith that there is an Acquisition Proposal (as hereinafter defined) which is a Superior Proposal (as hereinafter defined) and it is necessary for the Board of Directors of the Company in order to avoid breaching its fiduciary duties to the Company's stockholders under applicable law, the Board may amend or withdraw its recommendation.

  The Merger Agreement provides that the Parent shall as promptly as practicable following the date of the Merger Agreement prepare and file with the Commission a registration statement (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus, and shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable.

  Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, from and after the date of the Merger Agreement and prior to the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated pursuant to the terms and conditions thereof, and except as may be agreed in writing by the other parties to the Merger Agreement or as may be expressly permitted pursuant to the Merger Agreement, the Company:

    (i) will, and will cause each of its subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the date of the Merger Agreement;

    (ii) will use its reasonable best efforts, and cause each of its subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with the Company and its subsidiaries;

    (iii) will confer at such times as the Parent may reasonably request with one or more representatives of the Parent to report material operational matters and the general status of ongoing operations;

    (iv) will notify the Parent of any emergency or other change in the normal course of its or its subsidiaries' respective businesses or in the operation of its or its subsidiaries' respective properties and of any complaints or hearings (or communications indicating that the same may be contemplated) of any governmental entity, if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

    (v) will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

    (vi) will not, and will not permit any of its subsidiaries to, except as otherwise provided in the Merger Agreement, establish, enter into or amend any employee benefit plan or increase the compensation payable or to become payable or the benefits provided to its officers or employees, subject to certain exceptions;

    (vii) subject to certain exceptions will not, and will not permit any of its subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of an amount of assets or securities, in each case in excess of $1 million, except (x) for the sale of goods and products manufactured by the Company and held for sale in the ordinary course and
  (y) certain expenditures not in excess of $150 million in the aggregate;

    (viii) will not, and will not permit any of its subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws (or other similar organizational documents);

    (ix) will not, and will not permit any of its subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) other than certain issuances expressly permitted by the Merger Agreement;

    (x) will not, and will not permit any of its subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

    (xi) other than in the ordinary course of business consistent with past practice, will not, and will not permit any of its subsidiaries to, (a) incur, assume or prepay any indebtedness or any other material liabilities or issue any debt securities, or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than guarantees of obligations of wholly owned subsidiaries of the Company in the ordinary course of business;

    (xii) will not, and will not permit any of its subsidiaries to, (a) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (b) modify, amend or terminate any of its material contracts or waive, release or assign any material rights (contract or other); or (c) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled for reasons within the Company's control or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

    (xiii) will not, and will not permit any of its subsidiaries to, (a) make any material tax election or settle or compromise any material tax liability or (b) change any of the accounting methods used by it unless required by GAAP; and

    (xiv) will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or knowingly take any action which would (y) make any representation or warranty in the Merger Agreement untrue or incorrect in any material respect or (z) result in any of the conditions to the Offer set forth in "Section 14. Conditions to the Offer" or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

  Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser or any of its affiliates pursuant to the Offer, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Merger Agreement provides that the Company is obligated, upon request of the Purchaser, to increase promptly the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable the Parent's designees to be so elected to the Company's Board and will cause the Parent's designees to be so elected. The Company has agreed that, at such time, the Company will, if requested by the Parent, cause directors designated by the Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Significant Subsidiary (as defined in the Merger Agreement) of the Company, and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, the Merger Agreement requires there be at least one member of the Company's Board of Directors who was a director on the date of the Merger Agreement and is not an employee of the Company until the Effective Time.

  Solicitation by the Company. The Merger Agreement provides that nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions with, any Person that makes a bona fide Acquisition Proposal. The term "Acquisition Proposal" as defined in the Merger Agreement means any tender or exchange offer involving the capital stock of the Company or any of its subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of its subsidiaries, any proposal or offer with respect to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or restructuring of or involving the Company or any of its subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. Additionally, the Merger Agreement provides that nothing contained in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger Agreement, the Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, except if, and only to the extent that, the Board of Directors of the Company, based on the advice of outside legal counsel, determines in good faith that such Acquisition Proposal is a bona fide Acquisition Proposal made by a third party to acquire, directly or indirectly, 20% or more of the outstanding Shares on a fully diluted basis or all or substantially all the assets of the Company and its subsidiaries and otherwise on terms and conditions which the Board of Directors of the Company determines in good faith, after consultation with and based upon the written opinion of its financial advisor, to be a superior financial alternative to the stockholders of the Company than the Offer and the Merger (a "Superior Proposal") and that such action is necessary for the Board of Directors of the Company to avoid breaching its fiduciary duties to the Company's stockholders under applicable law; and provided, further, that the Board is not required to violate applicable laws.

  Directors' and Officers' Indemnification. The Merger Agreement provides that from and after the Effective Time, the Parent will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that the Company or such subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-laws of the Company or such subsidiary in effect on the date of the Merger Agreement to indemnify such person (and the Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

  Employee Stock Options. The Merger Agreement provides that simultaneously with the Merger, (i) each outstanding option (the "Company Stock Options") to purchase or acquire a Share under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by the Company (the "Company Option Plans") will be converted into an option to purchase the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) the number of Shares which could have been issued prior to the Effective Time upon the exercise of such option, at an exercise price per share (rounded upward to the nearest cent) equal to the exercise price for each Share subject to such option divided by the Exchange Ratio, and all references in each such option to the Company will be deemed to refer to the Parent, where appropriate, provided, however, that with respect to any option which is an "incentive stock option," within the meaning of Section 422 of the Code, such adjustments shall, if applicable, be modified in a manner so that the adjustments are consistent with requirements of
Section 424(a) of the Code, and (ii) the Parent will assume the obligations of the Company under the Company Option Plans. The Merger Agreement also provides that the other terms of each such option, and the plans under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration and that at or prior to the Effective Time, the Parent has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with the Merger Agreement. The Parent has agreed that, as soon as practicable after the Effective Time, if necessary, it will file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such Company Stock Options, and will use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the former Company Stock Options remain outstanding.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the Company's corporate organization and qualification, capital stock, corporate authority, filings with the Commission and other governmental authorities, financial statements, litigation, employee matters, employment benefit matters, intellectual property, tax matters, environmental matters, compliance with law, the absence of certain changes or events, opinion of financial advisor and undisclosed liabilities.

  Conditions to Consummation of the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the following conditions: (a) the Merger Agreement and the transactions contemplated thereby will have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares; (b) no statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or enforced by any Governmental Entity (as defined in the Merger Agreement) which prohibits the consummation of the Merger substantially on the terms contemplated in the Merger Agreement or has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them illegal; (c) the Parent or the Purchaser or any affiliate of either of them have purchased Shares pursuant to the Offer, except that this condition will not apply if the Parent, the Purchaser or such affiliate has failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement; (d) the applicable waiting period under the HSR Act shall have expired or been terminated; (e) the shares of Parent Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance and (f) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended. In addition, the Merger Agreement provides (i) that the obligation of the Parent and the Purchaser to effect the Merger shall be subject to the receipt by the Parent of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Parent, dated as of the

Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that (ii) that the obligation of the Company to effect the Merger shall be subject to the receipt by the Company of an opinion of Sullivan & Cromwell, tax counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

  The Merger Agreement also provides that, in the event that the Purchaser purchases a number of Shares in the Offer which is less than the 50% Share Number, the respective obligations of the Parent and the Purchaser and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived in writing by the party to which the condition applies or unless the Company Stockholder Approval is obtained prior thereto, in which event such conditions will thereupon be deemed fulfilled: (i) that the representations and warranties of the other party or parties, as the case may be, set forth in the Merger Agreement will be true and correct, ignoring for this purpose any qualification as to materiality or Material Adverse Effect, as if such representations or warranties were made as of the Effective Time, except for such inaccuracies as, individually or in the aggregate, would not have a Material Adverse Effect on such party or parties, (ii) that the other party will have performed and complied in all material respects with all agreements, obligations and conditions required by the Merger Agreement to be performed and complied with by it on or prior to the closing date and (iii) that such party or parties will have furnished a certificate of an officer to evidence compliance with the conditions set forth in clauses (i) and (ii) of this sentence.

  Termination. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval by the stockholders of the Company: (a) by mutual written consent of the Parent, the Purchaser and the Company; (b) by either the Parent or the Company if (i) (1) the Offer has expired without any Shares being purchased pursuant thereto, or (2) the Offer has not been consummated on or before September 30, 1998 (the "Termination Date"); provided, however, that such right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; (ii) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated by the Merger Agreement; or (iii) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable; provided further that the Termination Date will be extended by one business day for each business day which elapses from March 16, 1998, until the date upon which the applicable filings under the HSR Act are made by the Company with the appropriate governmental entity; (c) by the Parent, (i) if due to an occurrence or circumstance, other than as a result of a breach by the Parent or the Purchaser of its obligations hereunder, resulting in a failure to satisfy any condition set forth in "Section 14. Conditions to the Merger," hereto, the Purchaser has (1) failed to commence the Offer within 30 days following the date of the Merger Agreement, or (2) terminated the Offer without having accepted any Shares for payment thereunder; or (ii) if either the Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of "Section 14. Conditions to the Merger" hereto; (d) by the Company, upon approval of its Board of Directors, if due to an occurrence or circumstance, other than as a result of a breach by the Company of its obligations under the Merger Agreement, that would result in a failure to satisfy any of the conditions set forth in "Section 14. Conditions to the Merger," hereto, the Purchaser terminates the Offer without having accepted any Shares for payment thereunder; (e) by the Company, if the Company receives a Superior Proposal and the Board of Directors of the Company, based on the advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors to avoid breaching its fiduciary duties to the Company's stockholders under applicable law; or (f) by the Parent or the Company, if after the Company convenes and holds the Company Special Meeting and certifies the vote with respect to the Merger, the Company's stockholders have voted against granting the Company Stockholder Approval.

  Fees and Expenses. The Merger Agreement provides that except as expressly contemplated by the Merger Agreement, all costs and expenses incurred in connection therewith and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

  Amendment. At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after Company Stockholder Approval, by written agreement of the parties thereto, by action taken by their respective Boards of Directors (which, following the election of the Parent's designees upon consummation of the Offer, in the case of the Company, will require the concurrence of a majority of the directors of the Company then in office who were neither designated by the Parent nor are employees of the Company), with respect to any of the terms contained in the Merger Agreement; provided, however that following the Company Stockholder Approval there shall be no amendment or change to the provisions thereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without further approval by the stockholders of the Company.

  11. Purpose of the Offer; Plans for the Company after the Offer and the Merger.

  Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire a majority of the outstanding Shares as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for the Purchaser to acquire all Shares not acquired pursuant to the Offer. Assuming that all the conditions to the Merger are satisfied, pursuant to the Merger, the Company will be merged with and into the Purchaser, with the Purchaser surviving the Merger as a direct, wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

  Under the DGCL, the approval of the Company's Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously (with one director absent) approved the Merger Agreement and the transactions contemplated thereby and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders. The only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the date of the Merger Agreement for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby.

  The Purchaser has agreed that all Shares owned by it and any of its affiliates will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  If the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Parent will be entitled to designate representatives to serve on the Board of the Company substantially in proportion to the Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement." If the Purchaser purchases a number of Shares greater than or equal to the 50% Share Number, the Purchaser expects that such representation would permit the Parent effectively to control the Company's conduct of its business and operations.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. If a number of Shares less than the 50% Share Number is purchased pursuant to the Offer, a portion of the Merger Consideration will be paid in cash as described in "Introduction." In such event, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

  The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the DGCL.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with the Parent's businesses.

  Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Company subsidiary, a sale or transfer of a material amount of assets of the Company or any Company subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

  12. Dividends and Distributions. The Company has not paid cash dividends to date and has advised the Parent that it intends to retain future earnings for use in the business.

  The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, without the prior written consent of the Parent, the Company, (a) will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock; (b) will not, and will not permit any of its subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) except for certain issuances expressly provided for in the Merger Agreement; or (c) will not, and will not permit any of its subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares.

  13. Effect of the Offer on the Market for the Shares, Exchange Listing; Exchange Act Registration. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Parent believes, however, that, following the consummation of the Offer, the Shares will continue to meet the standards for continued listing on the NYSE.

  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. It is likely that the Shares will continue to be "margin securities" following consummation of the Offer.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE listing. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. However, the Parent does not believe that the Company will meet such requirements as a consequence of the Offer.

  14. Conditions to the Offer. Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, the Purchaser will not be required to accept for payment any Shares tendered pursuant to the Offer, and may terminate the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (ii) immediately prior to the acceptance for payment of Shares, any of the following conditions shall be reasonably determined by the Parent to be existing:

    (a) there shall have been entered, enforced, promulgated or issued by any court or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, any judgment, order, injunction or decree, (i) which makes illegal or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of any other transaction contemplated by the Merger Agreement, or imposes material damages in connection with any transaction contemplated by the Merger Agreement; (ii) which prohibits the ownership or operation by the Company or any of its subsidiaries or, as a result of the transactions contemplated by the Merger Agreement, the Parent and its subsidiaries, of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries as a whole, or compels the Company, the Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries as a whole; (iii) which imposes or confirms limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) requires divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (v) which otherwise would have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Merger Agreement, the Parent and its subsidiaries;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation or interpretation enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Company or any subsidiary of the Company or, as a result of the transactions contemplated by the Merger Agreement, the Parent or any subsidiary or affiliate of the Parent, or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) the representations or warranties of the Company set forth in the Merger Agreement shall not be true and correct, ignoring for this purpose any qualification as to materiality or Material Adverse Effect, as if such representations or warranties were made as of such time on or after the date of the Merger Agreement, except where the failure to be so true and correct, individually and in the aggregate would not have a Material Adverse Effect;

    (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (f) the Merger Agreement shall have been terminated in accordance with its terms; or

    (g) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  15. Certain Legal Matters and Regulatory Approvals.

  General. Based upon an examination of publicly available information with respect to the Company and the representations and warranties of the Company contained in the Merger Agreement, neither the Purchaser nor the Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Parent or that certain parts of the businesses of the Company, the Purchaser or the Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Conditions to the Offer."

  Litigation. Following the March 9, 1998 announcement of the proposed acquisition of the Company by the Parent and the Purchaser, five putative class actions on behalf of stockholders of the Company were filed in the Delaware Court of Chancery against the Company, the Company's directors and the Parent. The plaintiffs in those actions allege, among other things, that the director defendants have agreed to a buyout of the Company at an inadequate price, that they have failed to provide the Company's stockholders with all necessary information about the value of the Company, that they failed to make an informed decision as no market check of the Company's value was obtained, and that the acquisition is structured to ensure that stockholders will tender their shares and is coercive. Plaintiffs seek to enjoin the acquisition or to rescind it in the event that it is consummated and to cause the Company to implement a "full and fair" auction for the Company. Plaintiffs also seek compensatory damages in an unspecified amount, costs and disbursements, including attorneys' fees, and such other relief as the Court deems appropriate.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that the laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless, among other things, the board of directors of the subject corporation has given its prior approval of either the transaction in which such person became an interested stockholder or the business combination. The Company has represented in the Merger Agreement that it approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all appropriate action so that neither the Parent nor the Purchaser will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of the Parent, the Purchaser and the Company entering into the Merger Agreement and consummating the transactions contemplated thereby.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Conditions to the Offer."

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements.

  The Company and the Parent expect to file Premerger Notification and Report Forms in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about Monday, March 16, 1998. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the

Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, if the forms are filed on March 16, 1998, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on March 31, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 14. Conditions to the Offer." So long as the Merger Agreement is in effect and any applicable waiting period under the HSR Act has not expired or been terminated, the Purchaser is obligated to extend the Offer from time to time for a period or successive periods, each not to exceed ten business days after the previously scheduled Expiration Date.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Parent relating to the businesses in which the Parent, the Company and their respective subsidiaries are engaged, the Parent and the Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Conditions to the Offer" for certain conditions to the Offer.

  In addition, the antitrust and competition laws of certain foreign jurisdictions require (or, in some instances, provide for on a voluntary basis) notification of the transaction and the observance of pre-consummation waiting periods. The Company and the Parent will make any such required filings (and, if deemed in the Company's and the Parent's interests, any such voluntary filings) with the appropriate antitrust and competition authorities contemporaneously with their filings under the HSR Act or shortly thereafter. Based upon an examination of information available to the Parent relating to the businesses in which the Parent, the Company and their respective subsidiaries are engaged, the Parent and the Purchaser believe that the Offer will not violate any such foreign antitrust and competition laws. Nevertheless, there can be no assurance that a challenge to the Offer will not be made on antitrust or competition grounds or, if such a challenge were made, what the result would be.

  16. Fees and Expenses. Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and as financial advisor to the Parent in connection with the Parent's proposed acquisition of the Company, for which services Credit Suisse First Boston will receive customary compensation. The Parent also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of the Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  The Purchaser and the Parent have retained D.F. King & Co., Inc., as the Information Agent, and First Chicago Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  For acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid reasonable and customary compensation and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  17. Miscellaneous. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT, THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Parent and the Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          AMX ACQUISITION CORP.

March 13, 1998

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         THE PARENT AND THE PURCHASER

  1. Directors and Executive Officers of the Parent. The following table sets forth the name, and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Parent. Unless otherwise indicated, the current business address of each person is 425 Sixth Avenue, Pittsburgh, Pennsylvania 15219. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with the Parent.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                          AND FIVE YEAR EMPLOYMENT HISTORY
          ----                     ------------------------------------------
KENNETH W. DAM..........     Mr. Dam is Max Pam Professor of American and Foreign
Director since 1987          Law at the University of Chicago Law School. He served
                             as President and Chief Executive Officer of United Way
                             of America in 1992, Vice President for Law and External
                             Relations of IBM Corporation from 1985 to 1992, Deputy
                             Secretary of State from 1982 to 1985 and Provost of the
                             University of Chicago from 1980 to 1982. Other
                             directorships include the Council on Foreign Relations,
                             the Brookings Institution and a number of nonprofit
                             organizations.
JOSEPH T. GORMAN........     Mr. Gorman has been Chairman and Chief Executive
Director since 1991          Officer of TRW Inc. (a global company serving the
                             automotive, space and defense markets) since 1988. From
                             1985 to 1991 he served as President of TRW and from
                             1985 to 1988 he was its Chief Operating Officer. In
                             addition to serving as a director of TRW, Mr. Gorman is
                             a director of The Procter & Gamble Company and a member
                             of the BP America Inc. Advisory Board.
JUDITH M. GUERON........     Dr. Gueron is President of Manpower Demonstration
Director since 1988          Research Corporation (MDRC), a nonprofit research
                             organization, a position she has held since 1986. She
                             was MDRC's Executive Vice President for Research and
                             Evaluation from 1978 to 1986. Dr. Gueron was director
                             of special projects and studies and a consultant for
                             the New York City Human Resources Administration before
                             joining MDRC.
SIR RONALD HAMPEL.......     Sir Ronald has been Chairman of Imperial Chemical
Director since 1995          Industries PLC (a diversified chemicals manufacturer)
                             since 1995. He was Deputy Chairman and Chief Executive
                             of Imperial Chemical Industries from 1993 to 1995 and
                             Chief Operating Officer from 1991 to 1993. He has been
                             an ICI director since 1985. He is a member of the
                             Listed Companies Advisory Committee of the London Stock
                             Exchange and the Nominating Committee of the New York
                             Stock Exchange and Chairman of the UK Committee on
                             Corporate Governance. Mr. Hampel is a citizen of the
                             United Kingdom.
JOHN P. MULRONEY........     Mr. Mulroney has been President and Chief Operating
Director since 1987          Officer of Rohm and Haas Company (a specialty chemicals
                             manufacturer) since 1986. He has been a director of
                             Rohm and Haas since 1982. In addition to Rohm and Haas,
                             Mr. Mulroney also is a director of Teradyne, Inc.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                          AND FIVE YEAR EMPLOYMENT HISTORY
          ----                     ------------------------------------------
PAUL H. O'NEILL.........     Mr. O'Neill has been Chairman of the Board and Chief
Director since 1986          Executive Officer of the Parent since June 1987. From
                             1985 to 1987, he was President and a director of
                             International Paper Company. Other directorships
                             include Gerald R. Ford Foundation, Eastman Kodak
                             Company, Lucent Technologies Inc., Manpower
                             Demonstration Research Corporation, National
                             Association of Securities Dealers, Inc. and The RAND
                             Corporation.
SIR ARVI PARBO..........     Sir Arvi has been Chairman of WMC Limited (an
Director since 1980          Australian mining and minerals processing company)
                             since 1974. From 1971 to 1986, he served as Managing
                             Director of WMC Limited and was Chairman of Alcoa of
                             Australia Limited from 1978 to June 1996. Other
                             directorships include Munich Reinsurance Company of
                             Australia Ltd., Sara Lee Corporation and Zurich
                             Australian Insurance Group. Mr. Parbo is an Australian
                             citizen.
HENRY B. SCHACHT........     Mr. Schacht is a director and Senior Advisor of Lucent
Director since 1994          Technologies Inc., a communication systems and
                             technology company. He was Chairman of Lucent
                             Technologies from February 1996 to February 1998 and
                             its Chief Executive Officer from February 1996 to
                             October 1997. He was also Chairman of Cummins Engine
                             Company, Inc. from 1977 to 1995 and its Chief Executive
                             Officer from 1973 to 1994. Other directorships include
                             Cummins Engine Company, Inc., The Chase Manhattan Bank
                             Corporation, The Chase Manhattan Bank, Johnson &
                             Johnson and Lucent Technologies.
FORREST N. SHUMWAY......     Mr. Shumway retired as Vice Chairman of the Board and
Director since 1988          Chairman of the Executive Committee of AlliedSignal
(also served previously      Inc. in 1987. Prior to 1985, he had served as Chairman
as a director from 1982      and Chief Executive Officer of The Signal Companies,
to 1987)                     Inc. Mr. Shumway is also a director of Transamerica
                             Corporation.
FRANKLIN A. THOMAS......     Mr. Thomas is a Consultant of TFF Study Group, a
Director since 1977          nonprofit institution focusing on South Africa.
                             Previously, he was President of the Ford Foundation, a
                             position he had held from 1979 until 1996. He was also
                             the President and Chief Executive Officer of Bedford
                             Stuyvesant Restoration Corporation from its founding in
                             1967 until 1977. Other directorships include
                             Citicorp/Citibank, N.A., Cummins Engine Company, Inc.,
                             Lucent Technologies Inc. and PepsiCo, Inc.
MARINA v. N. WHITMAN....     Dr. Whitman is a Professor of Business Administration
Director since 1994          and Public Policy, School of Business Administration
                             and the School of Public Policy at the University of
                             Michigan. She was Vice President and Group Executive,
                             Public Affairs and Marketing Staffs of General Motors
                             Corporation from 1985 to 1992 and Vice President and
                             Chief Economist from 1979 to 1985. She was a member of
                             the President's Council of Economic Advisers from 1972
                             to 1973. Other directorships include Browning-Ferris
                             Industries, Inc., The Chase Manhattan Corporation, The
                             Procter & Gamble Company and Unocal Corporation.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                          AND FIVE YEAR EMPLOYMENT HISTORY
          ----                     ------------------------------------------
ALAIN J.P. BELDA........     President and Chief Operating Officer. Mr. Belda was
                             elected President and Chief Operating Officer in
                             January 1997. He was President of Alcoa Aluminio S.A.
                             in Brazil from 1979 to 1994. Mr. Belda was elected Vice
                             President of the Parent in 1982 and, in 1989, was given
                             responsibility for all of the Parent's interests in
                             Latin America (other than Suriname). In August 1991 he
                             was named President--Latin America for Alcoa. Mr. Belda
                             was elected Executive Vice President in 1994 and Vice
                             Chairman in 1995. Mr. Belda is a citizen of Brazil.
GEORGE E. BERGERON......     Executive Vice President. Mr. Bergeron was named
                             President--Alcoa Closure Systems International in 1982
                             and was elected Vice President and General Manager--
                             Rigid Packaging Division in July 1990. He was appointed
                             President--Rigid Packaging Division in 1991. Mr.
                             Bergeron was elected Executive Vice President of the
                             Parent in January 1998 and is responsible for corporate
                             growth initiatives.
MICHAEL COLEMAN.........     Vice President and President--Alcoa Rigid Packaging.
                             Mr. Coleman joined the Parent in January 1998. He had
                             been Vice President--Operations of North Star Steel
                             from 1993 to 1994, Executive Vice President--Operations
                             from 1994 to 1996 and President from 1996 through 1997.
                             Mr. Coleman joined North Star Steel in 1982.
RICHARD L. FISCHER......     Executive Vice President--Chairman's Counsel. Mr.
                             Fischer was elected Vice President and General Counsel
                             in 1983 and became Senior Vice President in 1984. He
                             was given the additional responsibility for Corporate
                             Development in 1986 and in 1991 named to his present
                             position. In his current assignment, Mr. Fischer is
                             responsible for Corporate Development and the expansion
                             and integration of the Parent's international business
                             activities.
L. PATRICK HASSEY.......     Vice President and President--Alcoa Europe. Mr. Hassey
                             joined Alcoa in 1967 and was named Davenport Works
                             Manager in 1985. In 1991, he was elected a Vice
                             President of the Parent and appointed President--
                             Aerospace/Commercial Rolled Products Division. Mr.
                             Hassey was appointed President--Alcoa Europe in
                             November 1997.
PATRICIA L. HIGGINS.....     Vice President and Chief Information Officer. Ms.
                             Higgins joined the Parent in January 1997 and is
                             responsible for the integration and implementation of
                             the Parent's computer initiatives. She began her career
                             at American Telephone & Telegraph Co. in 1977 and was
                             Vice President of International Sales Operations in
                             Network Systems before joining Nynex Corporation in
                             1991 as Group Vice President, Manhattan Market Area. In
                             1995, Ms. Higgins moved to Unisys Corporation where she
                             was President, Communications Market Sector Group.
RICHARD B. KELSON.......     Executive Vice President and Chief Financial Officer.
                             Mr. Kelson was appointed Assistant Secretary and
                             Managing General Attorney in 1984 and Assistant General
                             Counsel in 1989. He was elected Senior Vice President--
                             Environment, Health and Safety in 1991 and Executive
                             Vice President and General Counsel in May 1994. Mr.
                             Kelson was named to his current position in May 1997.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                          AND FIVE YEAR EMPLOYMENT HISTORY
          ----                     ------------------------------------------
FRANK L. LEDERMAN.......     Vice President and Chief Technical Officer. Mr.
                             Lederman was Senior Vice President and Chief Technical
                             Officer for Noranda, Inc., a company he joined in 1988.
                             Mr. Lederman joined Alcoa as a Vice President in May
                             1995 and became Chief Technical Officer in December
                             1995. In his current position Mr. Lederman directs
                             operations of the Alcoa Technical Center.
G. JOHN PIZZEY..........     Vice President and President, Alcoa World Alumina. Mr.
                             Pizzey joined Alcoa of Australia Limited in 1970 and
                             was appointed to the board of Alcoa of Australia as
                             Executive Director--Victoria Operations and Managing
                             Director of Portland Smelter Services in 1986. He was
                             named President--Bauxite and Alumina Division of Alcoa
                             in 1994 and President--Primary Metals Division of Alcoa
                             in 1995. Mr. Pizzey was elected a Vice President of the
                             Parent in 1996 and was appointed President--Alcoa World
                             Alumina in November 1997. Mr. Pizzey is an Australian
                             citizen.
LAWRENCE R. PURTELL.....     Executive Vice President--Environment, Health and
                             Safety and General Counsel. Mr. Purtell joined the
                             Parent in November 1997. He had been Corporate
                             Secretary and Associate General Counsel of United
                             Technologies Corporation from 1989 to 1992 and Vice
                             President and General Counsel of Carrier Corporation
                             from 1992 to 1993. Mr. Purtell was Senior Vice
                             President and General Counsel and Corporate Secretary
                             of McDermott International, Inc. from 1993 to 1996. In
                             1996, he joined Koch Industries, Inc. as Senior Vice
                             President, General Counsel and Corporate Secretary.
ROBERT F. SLAGLE........     Executive Vice President, Human Resources and
                             Communications. Mr. Slagle was elected Treasurer in
                             1982 and Vice President in 1984. In 1986, he was named
                             Vice President--Industrial Chemicals and, in 1987, was
                             named Vice President--Industrial Chemicals and U.S.
                             Alumina Operations. Mr. Slagle was named Vice
                             President--Raw Materials, Alumina and Industrial
                             Chemicals in 1989, and Vice President of the Parent and
                             Managing Director--Alcoa of Australia Limited in 1991.
                             He was named President--Alcoa World Alumina in 1996 and
                             was elected to his current position in November 1997.
G. KEITH TURNBULL.......     Executive Vice President--Alcoa Business System. Dr.
                             Turnbull was appointed Assistant Director of Alcoa
                             Laboratories in 1980. He was named Director--Technology
                             Planning in 1982, Vice President--Technology Planning
                             in 1986 and Executive Vice President--Strategic
                             Analysis/Planning and Information in 1991. In January
                             1997 he was named to his current position, with
                             responsibility for company-wide implementation of Alcoa
                             Business System.

  2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 425 Sixth Avenue, Pittsburgh, Pennsylvania 15219. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                          AND FIVE YEAR EMPLOYMENT HISTORY
          ----                     ------------------------------------------
GEORGE E. BERGERON......     Director and President of the Purchaser since March,
                             1988. Mr. Bergeron was named President--Alcoa Closure
                             Systems International in 1982 and was elected Vice
                             President and General Manager of the Parent's Rigid
                             Packaging Division in July 1990. He was appointed
                             President of the Parent's Rigid Packaging Division in
                             1991. Mr. Bergeron was elected Executive Vice President
                             of the Parent in January 1998 and is responsible for
                             corporate growth initiatives at the Parent.
RICHARD B. KELSON.......     Director, Vice President and Treasurer of the Purchaser
                             since March, 1988. Mr. Kelson was appointed Assistant
                             Secretary and Managing General Attorney in 1984 and
                             Assistant General Counsel of the Parent in 1989. He was
                             elected Senior Vice President--Environment, Health and
                             Safety of the Parent in 1991 and Executive Vice
                             President and General Counsel of the Parent in May
                             1994. Mr. Kelson was named to his current position at
                             the Parent in May 1997.
LAWRENCE R. PURTELL.....     Director, Vice President and Secretary of the Purchaser
                             since March, 1988. Mr. Purtell joined the Parent in
                             November 1997. He had been Corporate Secretary and
                             Associate General Counsel of United Technologies
                             Corporation from 1989 to 1992 and Vice President and
                             General Counsel of Carrier Corporation from 1992 to
                             1993. Mr. Purtell was Senior Vice President and General
                             Counsel and Corporate Secretary of McDermott
                             International, Inc. from 1993 to 1996. In 1996, he
                             joined Koch Industries, Inc. as Senior Vice President,
                             General Counsel and Corporate Secretary.

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer Is:

        By Mail:         By Overnight Courier Delivery        By Hand:
   First Chicago Trust    First Chicago Trust Company     First Chicago Trust
   Company of New York             of New York            Company of New York
  Attention: Tenders &  Attention: Tenders & Exchanges   Attention: Tenders &
        Exchanges          14 Wall Street, 8th Floor           Exchanges
  P.O. Box 2569, Suite     New York, New York 10005       c/o The Depository
          4660                                               Trust Company
 Jersey City, New Jersey                              55 Water Street, DTC TAD
          07303                                           Vietnam Veterans
                                                           Memorial Plaza
                                                      New York, New York 10041
                          By Facsimile Transmission:
                                (201) 222-4720
                                      or
                                (201) 222-4721

                             Confirm by Telephone:
                                (201) 222-4707

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent or the Dealer Manager.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                                  20th Floor
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                           Toll Free (800) 848-3094

                     The Dealer Manager for the Offer is:

                    CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                              New York, NY 10010
                         Call Toll Free (800) 881-8320